EXHIBIT 99.3

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2012, the date we filed our 2011 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in reportable segments and the adoption of a new accounting standard, as described in the Form 8-K and set forth in Exhibits 99.1 through 99.5 attached thereto. You should therefore read this information in conjunction with the 2011 Form 10-K and any subsequent amendments on Form 10-K/A and with our reports filed with the Securities and Exchange Commission after February 28, 2012.

Part II, Item 6 — Selected Financial Data

The following table presents NRG's historical selected financial data. The data included in the following table has been recast to reflect the assets, liabilities and results of operations of certain projects that have met the criteria for treatment as discontinued operations in 2007 and 2008.

This historical data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto in Item 15 and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In millions except ratios and per share data)
Statement of income data:
Total operating revenues	$9,079	$8,849	$8,952	$6,885	$5,989
Total operating costs and expenses, and other expenses	9,725	8,119	7,283	5,119	5,073
Income from continuing operations, net	197	476	941	1,053	556
Income from discontinued operations, net	—	—	—	172	17
Net income attributable to NRG Energy, Inc.	$197	$477	$942	$1,225	$573
Common share data:
Basic shares outstanding — average	240	252	246	235	240
Diluted shares outstanding — average	241	254	271	275	288
Shares outstanding — end of year	228	247	254	234	237
Per share data:
Income attributable to NRG from continuing operations — basic	$0.78	$1.86	$3.70	$4.25	$2.09
Income attributable to NRG from continuing operations — diluted	0.78	1.84	3.44	3.80	1.90
Net income attributable to NRG — basic	0.78	1.86	3.70	4.98	2.16
Net income attributable to NRG — diluted	0.78	1.84	3.44	4.43	1.96
Book value	$33.71	$32.65	$29.72	$26.75	$19.55
Business metrics:
Cash flow from operations	$1,166	$1,623	$2,106	$1,479	$1,517
Liquidity position (a)	$2,328	$4,660	$3,971	$4,124	$2,715
Ratio of earnings to fixed charges	0.77	2.03	3.27	3.65	2.24
Ratio of earnings to fixed charges and preferred dividends	0.76	1.99	3.04	3.19	1.99
Return on equity	2.57%	5.91%	12.24%	17.20%	10.38%
Ratio of debt to total capitalization	52.43%	42.94%	43.49%	47.50%	55.58%
Balance sheet data:
Current assets	$7,597	$7,137	$6,208	$8,492	$3,562
Current liabilities	5,671	4,220	3,762	6,581	2,277
Property, plant and equipment, net	13,621	12,517	11,564	11,545	11,320
Total assets	26,715	26,896	23,378	24,808	19,274
Long-term debt, including current maturities, capital leases, and funded letter of credit	9,832	10,511	8,418	8,161	8,346
Total stockholders' equity	$7,669	$8,072	$7,697	$7,123	$5,519

(a)
Liquidity position is determined as disclosed in Item 7, Liquidity and Capital Resources, Liquidity Position. It includes funds deposited by counterparties of $258 million, $408 million, and $177 million as of December 31, 2011, 2010, and 2009, respectively, which represents cash held as collateral from hedge counterparties in support of energy risk management activities. It is the Company's intention to limit the use of these funds for repayment of the related current liability for collateral received in support of energy risk management activities.

The following table provides the details of NRG's operating revenues:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In millions)
Energy revenue	$3,804	$4,063	$4,087	$4,408	$4,349
Capacity revenue	750	840	1,070	1,343	1,175
Retail revenue	5,807	5,277	4,440	—	—
Mark-to-market for economic hedging activities	325	(199)	(107)	462	(94)
Contract amortization	(159)	(195)	(179)	278	242
Other revenues	342	361	62	417	358
Eliminations	(1,790)	(1,298)	(421)	(23)	(41)
Total operating revenues	$9,079	$8,849	$8,952	$6,885	$5,989

Energy revenue consists of revenues received from third parties for sales of electricity in the day-ahead and real-time markets, as well as bilateral sales. It also includes energy sold through long-term PPAs for renewable facilities. In addition, energy revenue includes revenues from the settlement of financial instruments and net realized trading revenues.

Capacity revenue consists of revenues received from a third party at either the market or negotiated contract rates for making installed generation capacity available in order to satisfy system integrity and reliability requirements. Capacity revenue also includes revenues from the settlement of financial instruments. In addition, capacity revenue includes revenues received under tolling arrangements, which entitle third parties to dispatch NRG's facilities and assume title to the electrical generation produced from that facility.

Retail revenue, representing operating revenues of NRG's Retail Businesses, consists of revenues from retail electric sales to residential, small business, commercial, industrial and governmental/institutional customers, as well as revenues from the sale of excess supply into various markets, primarily in Texas.

Mark-to-market for economic hedging activities includes fair value changes of economic hedges that did not qualify for cash flow hedge accounting and ineffectiveness on cash flow hedges.

Contract amortization revenue consists of the amortization of the intangible assets for net in-market C&I contracts established in connection with the acquisitions of Reliant Energy and Green Mountain Energy, as well as acquired power contracts, gas derivative instruments, and certain power sales agreements assumed at Fresh Start and Texas Genco purchase accounting dates related to the sale of electric capacity and energy in future periods. These amounts are amortized into revenue over the term of the underlying contracts based on actual generation or contracted volumes.

Other revenues include revenues generated by the Thermal business consisting of revenues received from the sale of steam, hot and chilled water generally produced at a central district energy plant and sold to commercial, governmental and residential buildings for space heating, domestic hot water heating and air conditioning. It also includes the sale of high-pressure steam produced and delivered to industrial customers that is used as part of an industrial process. Other revenues also consists of operations and maintenance fees, or O&M fees, construction management services, or CMA fees, sale of natural gas and emission allowances, and revenues from ancillary services. O&M fees consist of revenues received from providing certain unconsolidated affiliates with services under long-term operating agreements. CMA fees are earned where NRG provides certain management and oversight of construction projects pursuant to negotiated agreements such as for the GenConn, Cedar Bayou 4 and certain solar construction projects. Ancillary services are comprised of the sale of energy-related products associated with the generation of electrical energy such as spinning reserves, reactive power and other similar products. Other revenues also includes unrealized trading activities.

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